UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Aclaris Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-0571712
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 Lindenwood Drive, Suite 400

Malvern, PA 19355

(Address of Principal Executive Offices) (Zip Code)

Aclaris Therapeutics, Inc. 2017 Inducement Plan

(Full title of the plan)

Neal Walker

President and Chief Executive Officer

Aclaris Therapeutics, Inc.

101 Lindenwood Drive, Suite 400

Malvern, PA 19355

(Name and address of agent for service)

(484) 324-7933

(Telephone number, including area code, of agent for service)

Copies to:

Brent B. Siler	Kamil Ali-Jackson
Divakar Gupta	Chief Legal Officer
Brian F. Leaf	Aclaris Therapeutics, Inc.
Cooley LLP	101 Lindenwood Drive, Suite 400
11951 Freedom Drive	Malvern, PA 19355
Reston, VA 20190	(484) 324-7933
(703) 456-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☒
Non-Accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.00001 per share	1,000,000 shares	$24.775	$24,775,000	$2,871.43

(1)         Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the Aclaris Therapeutics, Inc. 2017 Inducement Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.

(2)         Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Registrant’s Common Stock as reported on the NASDAQ Global Select Market on August 21, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

Not required to be filed with this Registration Statement.

Item 2.  Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

•                  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on March 15, 2017 (the “2016 Form 10-K”);

•                  The information specifically incorporated by reference into the 2016 Form 10-K from the Registrant’s definitive proxy statement on Schedule 14A, filed with the Commission on April 21, 2017;

•                  The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2017 and June 30, 2017, filed with the Commission on May 9, 2017 and August 8, 2017, respectively;

•                  The Registrant’s Current Reports on Form 8-K filed with the Commission on January 26, 2017, April 21, 2017, June 16, 2017, August 1, 2017, August 8, 2017, August 9, 2017 and August 11, 2017 to the extent the information in such reports is filed and not furnished; and

•                  The description of the Registrant’s Common Stock which is contained in the Registrant’s Registration Statement on Form 8-A filed on October 2, 2015 (File No. 001-37581), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the DGCL, the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide that: (i) the Registrant is required to indemnify its directors to the fullest extent permitted by the DGCL; (ii) the Registrant may, in its discretion, indemnify its officers, employees and agents as set forth in the DGCL; (iii) the Registrant is required, upon satisfaction of certain conditions, to advance all expenses incurred by its directors in connection with certain legal proceedings; (iv) the rights conferred in the bylaws are not exclusive; and (v) the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents.

The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify them against expenses, judgments, fines, settlements and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director of the Registrant or any of its affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the Registrant’s best interests. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves any of the Registrant’s directors or officers regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the Registrant for those losses for which it has lawfully indemnified the directors and officers. The policy contains various exclusions.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number

3.1

Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-37581), filed with the Commission on October 13, 2015)

3.2

Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-37581), filed with the Commission on October 13, 2015)

4.1

Specimen stock certificate evidencing shares of Common Stock of the Registrant (incorporated herein by reference to Exhibit 4.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-206437), filed with the Commission on September 25, 2015)

5.1#	Opinion of Cooley LLP

23.1#	Consent of Independent Registered Public Accounting Firm

23.2#	Consent of Cooley LLP (included in Exhibit 5.1)

24.1#	Power of Attorney (included on the signature page of this Form S-8)

99.1

Aclaris Therapeutics, Inc. 2017 Inducement Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-37581), filed with the Commission on August 1, 2017)

99.2

Form of Stock Option Grant Notice and Stock Option Agreement used in connection with the Aclaris Therapeutics, Inc. 2017 Inducement Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 001-37581), filed with the Commission on August 1, 2017)

99.3

Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement used in connection with the Aclaris Therapeutics, Inc. 2017 Inducement Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 001-37581), filed with the Commission on August 1, 2017)

#         Filed herewith.

Item 9. Undertakings.

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, Commonwealth of Pennsylvania, on August 24, 2017.

ACLARIS THERAPEUTICS, INC.

By:	/s/ Neal Walker
Neal Walker
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Neal Walker, Kamil Ali-Jackson, Frank Ruffo and Brent B. Siler, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Neal Walker	President, Chief Executive Officer and	August 24, 2017
Neal Walker	Director (Principal Executive Officer)

/s/ Frank Ruffo	Chief Financial Officer	August 24, 2017
Frank Ruffo	(Principal Financial and Accounting Officer)

/s/ Stephen A. Tullman	Chairman of the Board of Directors	August 24, 2017
Stephen A. Tullman

/s/ Richard A. Bierly	Director	August 24, 2017
Richard A. Bierly

/s/ Christopher Molineaux	Director	August 24, 2017
Christopher Molineaux

/s/ Anand Mehra	Director	August 24, 2017
Anand Mehra

/s/ William Humphries	Director	August 24, 2017
William Humphries

/s/ Andrew Powell	Director	August 24, 2017
Andrew Powell

/s/ Andrew Schiff	Director	August 24, 2017
Andrew Schiff

EXHIBIT INDEX

Exhibit Number

3.1

Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-37581), filed with the Commission on October 13, 2015).

3.2

Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-37581), filed with the Commission on October 13, 2015).

4.1

Specimen stock certificate evidencing shares of Common Stock of the Registrant (incorporated herein by reference to Exhibit 4.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-206437), filed with the Commission on September 25, 2015)

5.1#	Opinion of Cooley LLP

23.1#	Consent of Independent Registered Public Accounting Firm

23.2#	Consent of Cooley LLP (included in Exhibit 5.1)

24.1#	Power of Attorney (included on the signature page of this Form S-8)

99.1

Aclaris Therapeutics, Inc. 2017 Inducement Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-37581), filed with the Commission on August 1, 2017)

99.2

Form of Stock Option Grant Notice and Stock Option Agreement used in connection with the Aclaris Therapeutics, Inc. 2017 Inducement Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 001-37581), filed with the Commission on August 1, 2017)

99.3

Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement used in connection with the Aclaris Therapeutics, Inc. 2017 Inducement Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 001-37581), filed with the Commission on August 1, 2017)

#         Filed herewith.